TRICO MARINE SERVICES, INC.

                              EXHIBIT 11.1

                   COMPUTATION OF EARNINGS PER SHARE

           (In thousands, except share and per share amounts)

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                                                Three Months Ended                   Three Months Ended
                                                  March 31, 1998                       March 31, 1997
                                                                     Per-                                 Per-
                                            Income         Shares   share      Income         Shares     share
                                         (Numerator) (Denominator)  Amount    (Numerator) (Denominator)  Amount

Net income                              $  9,844                            $   6,671


Basic earnings per share

Income available to common shareholders    9,844    20,298,403     $0.48        6,671    15,533,292     $0.43


Effect of Dilutive Securities

Stock option grants                            -       793,519                     -      1,331,438


Diluted earnings per share

Income available to common shareholders
     plus assumed conversions           $  9,844    21,091,922     $0.47    $   6,671    16,864,730     $0.40

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